TENTH AMENDMENT TO
                              AMENDED AND RESTATED
                            EWP BRIDGE LOAN AGREEMENT

     This TENTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment") is made and entered into as of January 15, 2004 between KEYSTONE CONSOLIDATED INDUSTRIES, INC., a Delaware corporation ("Keystone"), and the lenders listed in Annex I hereto (individually a "Lender" and collectively, the "Lenders").

                                    Recitals

     A. Keystone and the Lenders have entered into that certain Amended and Restated EWP Bridge Loan Agreement dated as of November 1, 2001, as amended by various amendments, the last of which is the Ninth Amendment to Amended and Restated EWP Bridge Loan Agreement dated as of December 15, 2003 between Keystone and the Lenders (collectively, the "Loan Agreement").

     B. Keystone and the Lenders wish to amend the Loan Agreement as provided herein.

     C. Capitalized terms used but not otherwise defined herein shall have the same meanings given to such terms in the Loan Agreement.

                                    Agreement

     In consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows.

     Section 1. Amendment to Loan Agreement. Section 3.3 of the Loan Agreement shall be amended by deleting such section in its entirety and replacing it with the following:

                  3.3. Maturity Date. Unless the same shall become due earlier as a result of acceleration of the maturity, the Loans shall mature on February 29, 2004 (the "Maturity Date"), at which time the outstanding principal balance of the Loans and all accrued and unpaid interest and commitment fees shall become due and payable.

     Section 2. Effect on Loan Agreement and Notes. Upon the effectiveness of this Amendment, all Notes outstanding immediately prior to such effectiveness shall be deemed amended as necessary or appropriate to reflect the terms and conditions set forth in the Loan Agreement as modified by this Amendment, and in the event of a conflict between any term or condition of such Notes and the Loan Agreement as so modified, the Loan Agreement as so modified shall control, notwithstanding any provision of such Notes or the Loan Agreement to the contrary. Except as modified by this Amendment, the Loan Agreement and such Notes are in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. Lender hereby reserves all of its rights under the Loan Agreement, and Keystone hereby acknowledges and agrees that neither this Amendment or any previous amendment to the Loan Agreement nor the failure of Lender to exercise any of its rights under the Loan Agreement, including, without limitation, those arising under Section
3.7 thereof, shall constitute (or be deemed to constitute) a waiver of Lender's rights thereunder, including, without limitation, the conditions to Lender's obligations to extend credit to Keystone thereunder.

     Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

     Section 4. Headings. The section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

     Section 5. Counterparts; Facsimile. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. This Amendment when executed may be validly delivered by facsimile or other electronic transmission.

I         Section 6. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     The parties hereto have caused this Amendment to be executed by the undersigned thereunto duly authorized as of the date first written above.

                KEYSTONE:

                KEYSTONE CONSOLIDATED INDUSTRIES, INC.




                By:
                     ----------------------------------------------------
                     Bert E. Downing, Jr., Vice President, Chief Financial Officer, Corporate Controller and Treasurer




                THE LENDERS:

                EWP FINANCIAL LLC




                By:
                     ----------------------------------------------------
                     Bobby D. O'Brien, Vice President, Chief Financial Officer and Treasurer

                                     ANNEX I



                                                                                                  % of Total
       Name of Lender                 Address of Lender               Commitment                   Commitment

EWP Financial LLC               Three Lincoln Centre                   $6,000,000                     100%
                                5430 LBJ Freeway
                                Suite 1700
                                Dallas, Texas   75240


Total Commitment Amount:................................               $6,000,000